Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	State or Other Jurisdiction of Incorporation or Organization
Perfecular, Inc.	California
Lusher Bioscientific, LLC	California
AT Tech Systems, LLC	California
AVX Design and Integration, Inc.	California